                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 10/A

                   GENERAL FORM FOR REGISTRATION OF SECURITIES

     PURSUANT TO SECTION 12(b) OR (g) OF THE SECURITIES EXCHANGE ACT OF 1934



                            INLAND CASINO CORPORATION
             (Exact name of registrant as specified in its charter)


                    Utah                                  33-0618806
         (State or other jurisdiction                  (I.R.S. Employer
      of incorporation or organization)               Identification No.)


4225 Executive Square, Suite 1650, La Jolla, California       92037
       (Address of principal executive offices)             (Zip Code)


Registrant's telephone number, including area code        (719) 546-9383


Securities to be registered pursuant to Section 12(b) of the Act:

            Title of each class           Name of each exchange on which
            to be so registered           each class is to be registered

                    None                                None


Securities to be registered pursuant to Section 12(g) of the Act:

                     Common Stock, par value $.001 per share
                                (Title of class)

ITEM 11.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

      The Registrant is authorized to issue 100,000,000 shares of common stock, par value $.001 per share ("Common Stock"), the rights and preferences of which may be set by the Board of Directors in its discretion. Holders of Common Stock are entitled to one vote per share on all matters subject to shareholder vote and do not have the right to cumulate their votes for election of directors. All of the presently outstanding shares of Common Stock are fully-paid and non-assessable. The Common Stock has no conversion, redemption, preemption or other subscription rights. Holders of shares of Common Stock are entitled to dividends as and when declared by the Board of Directors of the Company from funds legally available therefor, and upon liquidation, dissolution or winding up of the Company to share ratably in all assets remaining after payment of liabilities.

               [This portion of the page intentionally left blank]

                                   SIGNATURES

      Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                                          INLAND CASINO CORPORATION



Date:  January 13, 1997                   By:   /s/ Duane M. Eberlein
                                                ---------------------
                                                Duane M. Eberlein
                                                Vice President, Chief Financial
                                                Officer and Secretary


                                       -3-